Hinto Energy, Inc. Receives $2,000,000 of Additional Capital

DENVER, CO--(Marketwired - Jan 23, 2014) - HINTO ENERGY, INC. (OTCQB: HENI) announces receipt of $2,000,000 of additional capital through issuance of a three year convertible note.

George Harris, the Company's Chief Executive Officer, remarked, "We are very pleased to announce the receipt of this $2,000,000. This additional investment enables the Company to accelerate production improvements from existing oil wells in our Montana and Utah oil and gas fields. The Company intends to also begin obtaining permits to drill new wells on existing leases in Utah."

Management believes drilling additional oil wells on the Company's Mason Lake, Montana and Cisco, Utah leases provides significant upside oil production potential. The Company is continuing to evaluate opportunities to expand its well and lease holdings in Montana, Colorado, Utah and Wyoming through acquisition or joint venture.

Hinto Energy, Inc. engages in the exploration, acquisition, and development of oil and gas properties, with current properties in Utah and Montana encompassing approximately 15,000 acres and 40 wells. The Company is based in Arvada, Colorado.

Notice  Regarding  Forward-Looking  Statements
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This press release may contain  certain  forward-looking  statements  within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. Contact Information:

Hinto Energy, Inc.
Gary Herick
Vice President - Finance
7609 Ralston Road
Arvada, CO 80002
(303) 647-4850
www.hintoenergy.com